                                                                    Exhibit 5.1



                                     [LETTERHEAD]




                                    April 30, 1997





Guitar Center, Inc.
5155 Clareton Drive
Agoura Hills, California 91301

         Re:  Guitar Center, Inc.
              Common Stock, par value $.01 per share
              Registration on Form S-8
              --------------------------------------

Ladies and Gentlemen:

         At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement"), which you intend to file with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,384,752 shares of Common Stock, par value $.01 per share (the "Shares"), to be sold by Guitar Center, Inc. (the "Company") under the 1997 Equity Participation Plan, the Amended and Restated 1996 Performance Stock Option Plan, the Management Stock Option Agreement, dated June 5, 1996, by and between Guitar Center, Inc. and Marty Albertson, as amended, and the Management Stock Option Agreement, dated June 5, 1996, by and between Guitar Center, Inc. and Larry Thomas, as amended (collectively, the "Plans"). We are familiar with the proceedings undertaken in connection with the authorization, and proposed issuance and sale of the Shares. Additionally, we have examined such questions of law and fact as we have considered necessary or appropriate for purposes of this opinion.

         Based upon the foregoing, we are of the opinion that the Shares have been duly authorized, and upon the issuance of Shares under the terms of the respective Plans and delivery and payment therefor of legal consideration in excess of the aggregate par value of the Shares issued, such Shares will be validly issued, fully paid and nonassessable.

         We consent to your filing this opinion as an exhibit to the Registration Statement.

                             Very truly yours,

                             LATHAM & WATKINS